Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of Nixxy, Inc. and Subsidiaries of our report dated March 31, 2025, on the consolidated financial statements of Nixxy, Inc. for the years ended December 31, 2024 and 2023, included in Form 10-K filed on March 31, 2025.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

July 28, 2025